Exhibit 10.7

FORM OF

FIRST AMENDMENT TO THE AMENDED AND RESTATED

SAVINGS INSTITUTE BANK AND TRUST COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Brouillard, Hull, Gervais, Dudas and Moran)

Effective January 1, 2005, the Amended and Restated Savings Institute Supplemental Executive Retirement Plan (the “Plan”) is hereby amended to add the following Section 3.2:

“3.2 Separation from Service. For purposes of Section 3.1 and 3.3 of this Plan, a termination of employment shall mean a Separation from Service as defined under Section 409A of the Code. Section 409A defines a Separation of Service as a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank for reasons other than death or disability. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.”

IN WITNESS WHEREOF, the Bank and the Executive have caused this Amendment to be executed on the 17th day of December, 2008

ATTEST:	SAVINGS INSTITUTE BANK AND TRUST COMPANY

For the Board of Directors

WITNESS:	EXECUTIVE